UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2017 (January 30, 2017)

Aly Energy Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	033-92894	75-2440201
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Riverway, Suite 920

Houston, Texas 77056

(Address of principal executive offices)

Registrant’s telephone number, including area code: 713-333-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note: Aly Energy Services, Inc. has not filed any periodic reports under the Securities Exchange Act of 1934, as amended, since its report on Form 10-Q for the quarter ended March 31, 2016 and subsequent reports on Form 8-K dated May 23, May 26 and August 10, 2016. The Company intends to file all delinquent reports during 2017. The purpose of this Report on Form 8-K is to provide summary information to the Company’s stockholders regarding the material developments that have occurred since the most recently filed reports.

Item 1.01 Entry into a Material Definitive Agreement

In the last Report on Form 8-K, filed August 10, 2016, we had reported that we were not in compliance with certain financial covenants under our credit agreement with Wells Fargo Bank and had entered into a forbearance agreement with the lender, pursuant to which the lender agreed to a forbearance period expiring August 31, 2016. During August 2016, Tiger Finance, LLC (“Tiger”) commenced negotiations with Wells Fargo Bank for the purchase of our obligations under the credit agreement and the outstanding capital leases in favor of Wells Fargo’s equipment finance affiliate (collectively the “Aly Senior Obligations”). Although the forbearance period expired on August 31, 2016, Wells Fargo Bank continued to forebear from the exercise of any creditor remedies pending the resolution of its negotiations with Tiger.

On October 26, 2017, Tiger acquired the Aly Senior Obligations from Wells Fargo Bank. Simultaneously, Tiger entered into an assignment agreement with Permian Pelican, LLC (“Pelican”), a newly formed entity organized by certain of the Company’s principal stockholders. Tiger agreed to sell the Aly Senior Obligations to Pelican on the conditions that (i) Pelican provide up to $500,000 of unsecured working capital financing to the Company pending the closing and (ii) the Company transfer to Tiger (in consideration of Tiger’s reduction of the Aly Senior Obligations in the amount of $2 million) certain excess equipment and vehicles which the Company was not utilizing and did not consider as necessary for its operations. As part of this transaction and upon satisfaction of such conditions, Tiger extended the forbearance period to December 9, 2016.

On December 12, 2016, Pelican acquired the Aly Senior Obligations from Tiger. As the new holder of the Aly Senior Obligations, Pelican further extended the forbearance period for the Aly Senior Obligations to January 31, 2017, provided that the Company was successful in completing a recapitalization transaction (the “Recap”) prior to that date consisting of the following:

•	Exchange of the Aly Operating preferred stock, Aly Centrifuge preferred stock, Aly Centrifuge subordinated debt and liability for a contingent payment into approximately 10% of our common stock on a fully diluted basis

•	Pelican’s contribution of approximately $16.1 million of the Aly Senior Obligations into shares of Aly Energy convertible preferred stock that represents approximately 80% of our common stock on a fully diluted basis.

•	Amendment of the remaining Aly Senior Obligations into a new credit agreement (consisting of a $5.1 million term loan and $1.0 million revolving credit arrangement) with an extended maturity date of December 31, 2018.

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Effective January 31, 2017, we completed the Recap as outlined above through the execution and delivery of a Securities Exchange Agreement and a Second Amended and Restated Credit Agreement.

Item 3.02 Unregistered Sales of Equity Securities

Effective January 31, 2017, we issued 7,111,981 shares of our common stock to the former holders of Aly Operating preferred stock, Aly Centrifuge preferred stock, Aly Centrifuge subordinated debt, and liability for contingent payment (a total of six persons). We also issued 16,092 shares of our preferred stock to Pelican as described in Item 1.01 above. The issuance of such shares was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We had previously reported that Christopher Quinn was elected as Chief Restructuring Officer on August 5, 2016 in connection with fulfilling our obligations under the Wells Fargo forbearance agreement. Mr. Quinn resigned from such role upon completion of the sale of the Aly Senior Obligations to Tiger and such officer position was eliminated.

Effective December 31, 2016, Mark Patterson’s employment agreement, as our President and Chief Operating Officer, was not renewed and his employment with the Company and its subsidiaries ceased.

Effective December 12, 2016, Nadine Smith resigned as a member of our board of directors.

On January 30, 2017 and in contemplation of the closing of the Recap, our board of directors implemented the following changes:

•	Shauvik Kundagrami was elected Chief Executive Officer and a member of the board of directors; provided that, the effective date of his election as Chief Executive Officer will be determined at a later date, but prior to May 1, 2017.

•	Micki Hidayatallah will serve as Chief Executive Officer until the effective date of Mr. Kundagrami’s election to the position. Mr. Hidayatallah will remain Executive Chairman of the Board.

•	Ali Afdhal resigned as a member of the board of directors but will continue to assist the Company as an emeritus director.

•	Bryan Dutt was added to the board of directors.

•	Greg Price was elected as Chief Operating Officer.

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Shauvik Kundagrami, 53 years of age, has served as co-head of the energy group at RBC for the prior 10 years.

Bryan Dutt, 57 years of age, is the Founder and President of Ironman Energy Capital Management, LLC, which he founded in 1999. Ironman has three SEC registered private partnership funds which specialize in upstream energy securities.

Greg Price, 65 years of age, has served as a Special Advisor to the CEO of the Company since April 2016. Previously, from 2005 to 2016, Mr. Price served in various positions, including President of Directional Drilling Services and President of Rental Tubular Division, at Allis-Chalmers Energy Inc., which was acquired in 2011 and subsequently named Archer.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 10, 2017, we filed a certificate of designation to our certificate of incorporation to set forth the rights, preferences and designations of the series of preferred stock of the Company issued to Pelican in connection with the consummation of the Recap. A copy of this filing appears as Exhibit 3.1 to this Report on Form 8-K.

Item 8.01. Other Events.

We operate in the commodity-driven, cyclical oil and gas industry. From 2011 through mid-2014, the industry operated in an environment where crude oil prices were relatively stable and, except for comparatively short intervals, generally traded at prices at, or in excess of, $100 per barrel. During the second half of 2014, oil prices declined dramatically resulting in a significant reduction in the land-based drilling rig count in the United States. The downward trend in both oil prices and rig count continued throughout 2015 and into 2016. Many oil and natural gas exploration and production companies, including our customers, reduced their drilling-related activity and simultaneously sought and received significant price reductions from us and our competitors during this time. As such, we were faced with sharp declines in both utilization and pricing. Revenues for the year ended December 31, 2016 declined significantly compared to revenues for the year ended December 31, 2015 due primarily to decreased activity and pricing. In 2016, our decision to exit the directional drilling business and temporarily reduce our presence in the northeast to achieve operational efficiencies also contributed to the decline in revenues year-over-year.

During mid-2016, we began to see the price of oil and the drilling rig count stabilize and then slowly increase. In conjunction with these changes, we began to see increases in the demand for and utilization of our equipment, particularly equipment related to our surface rental product line. Although our activity level has picked up since mid-2016, we have not been able to significantly increase pricing to our customers and, in some cases, we have cut pricing even further to retain business.

Despite significant declines in revenue in 2016 when compared to 2015, we were successful at improving the efficacy of our sales organization, operating more efficiently, and implementing multiple rounds of cost cuts. We worked with multiple advisors during 2016, including Greg Price who has subsequently been appointed as President and Chief Operating Officer, to focus continuously on cost cutting initiatives. By the end of 2016, we had cut variable costs and fixed costs significantly by reducing headcount and fixed salaries, among other things.

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When comparing the fourth quarter of 2016 to the first quarter of 2016, revenues declined almost 50%, but the decline in revenue was more than offset by a decrease in variable and fixed costs (excluding the impact of non-cash and non-recurring items). We meaningfully decreased our cost of services as a percentage of revenue and we decreased selling, general and administrative expenses, excluding non-cash and non-recurring items, by over 50%. Although we have seen significant improvements in certain financial measures during the second half of 2016 when compared to the first half of 2016, market conditions are still depressed and there is no assurance that conditions will continue to improve.

Our cash balance as of January 31 was approximately $0.6 million. In addition, we have incremental borrowing availability of approximately $0.2 million under our revolving line of credit. The terms of our new credit agreement include minimal monthly interest payments and only require principal payments when free cash flow is available. In addition, the credit facility has no financial covenants, which makes it highly likely we will stay in compliance with our credit agreement even if market conditions do not improve further.

Due to the pick-up in activity we are experiencing, a meaningful reduction in cost structure, and a restructured balance sheet, we believe that our cash flow from operations in 2017 will be sufficient to make interest payments on our indebtedness, fund our working capital needs and fund required capital expenditures. However, there is still a significant amount of uncertainty related to market conditions and there is no assurance that we will retain our current level of activity.

Micki Hidayatallah, the Chairman and CEO of the Company stated: “In 2016, Aly Energy felt the impact of the greatest and longest recession in oilfield activity in the last 20 years. We stayed true to our vision and survived the intense volatility of the cycle. We initiated a 3-prong strategy of cutting costs, maintaining market share, and preserving liquidity.

We never sought protection from our creditors through a bankruptcy proceeding and, thanks to the loyal support of our investors, a related party was formed to buy our senior secured debt and leases from Tiger. In conjunction with this transaction, we simplified our balance sheet through the conversion of all outstanding preferred stock, subordinated debt and contingency payments into common equity. Today, all of our debt is held by a related party and we have cash in the bank to meet our commitments in 2017 even if we do not see further improvements in the market until 2018. In 2018, we believe that our customers’ costs will be lowered sufficiently by new technology which will result in increased activity in all forms of drilling, completion and production in the domestic shale basins.

Our long-term business strategy still includes growth through the acquisition of other businesses. Currently, we believe that there are numerous acquisition candidates which would be attractive to us and would add value to the Company and we are considering all of these options.

It is a great privilege for me to be part of the management of Aly Energy and I want to thank the entire management team and all our dedicated and committed employees for their integrity and, most of all, their loyalty. The acquisition of the senior secured debt and capital leases by a related party and the financial restructuring of the Company would not have been possible without the determination and creativity of the entire Aly Energy team.”

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1	Certificate of Designation of Preferred Stock

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aly Energy Services, Inc.

Dated: February 16, 2017	By:	/s/ Alya Hidayatallah
	Name:	Alya Hidayatallah
	Title:	Chief Financial Officer

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